Exhibit 99.1

ALLIANCE ONE INTERNATIONAL APPOINTS MARK KEHAYA CHAIRMAN AND INTERIM CHIEF EXECUTIVE OFFICER; J. PIETER SIKKEL AS PRESIDENT

-- New Team To Develop And Implement Strategic Initiatives To Meet Changing Marketplace Needs, Better Serve Customers And Enhance Shareholder Value --

Morrisville, NC – December 15, 2010 – Alliance One International, Inc. (NYSE: AOI) announced today that it is implementing several strategic initiatives to better position the Company to serve its customers consistent with the evolving market environment. The Company is realigning its organization and strengthening its management team to address the changing business models of its customer base and reallocating resources to increase efficiency and better support its core business functions.

To provide leadership for the new initiatives, the Board of Directors of Alliance One has named Mark W. Kehaya Chairman and interim Chief Executive Officer, and has promoted J. Pieter Sikkel to President. The Company's Chief Financial Officer Robert A. Sheets has received the additional title of Chief Administrative Officer. Robert E. "Pete" Harrison has stepped down as Chairman, President and Chief Executive Officer of Alliance One and its affiliates, effective immediately.

William S. Sheridan, Lead Director of the Alliance One Board of Directors, said: "On behalf of the Board of Directors, I would like to thank Pete for his numerous contributions over the past 15 years. As we move forward with the next phase of building Alliance One's core tobacco business and enhancing its operational and financial performance, Pete and the Board agreed that the time is right to make this leadership change. We wish him success in his future endeavors.

"We are confident that Mark Kehaya, who has been a member of the Board of Alliance One and a predecessor company since 2000, will take the steps necessary to ensure that our management team performs for our customers and shareholders while the Company evolves and grows. He understands the Company's challenges as well as its opportunities. He brings significant operational expertise and skills to drive the change that is needed and to continue building shareholder value. We are delighted to promote Pieter, who is a talented leader with extensive global and customer experience, to President," Sheridan concluded.

Mark Kehaya said, "I am excited to have the opportunity to lead this organization. I look forward to working with a talented group of people here to ensure our company is well-positioned to address significant industry challenges and changes. Among our objectives will be a sharp focus on being the most effective supplier of tobacco leaf products in terms of value, quality, service and support. My first priorities will be managing our costs to improve our competitiveness and financial performance while we make the operational changes needed to position our company for ongoing success."

Mr. Kehaya has considerable experience in the tobacco industry. Prior to founding Meriturn Partners, from 1993-2000 he held senior leadership roles at Standard Commercial Corporation, a predecessor company of Alliance One. As CEO of CRES Neva and CRES Trading, Mr. Kehaya

developed, built and operated a processing plant in St. Petersburg, Russia. As CFO of the tobacco division of Standard Commercial, Mr. Kehaya was part of the team that led a $360 million restructuring of the division's balance sheet, implemented new risk management procedures, cut expenses, improved asset turns and financial controls, and negotiated certain key strategic acquisitions, resulting in record profits. As Director of Strategic Planning for the holding company, Mr. Kehaya developed its first strategic plan and oversaw the implementation of the global budgeting system. Mr. Kehaya holds an MA degree from Cambridge University in England.

Mr. Sikkel has served as Executive Vice President - Business Strategy and Relationship Management since 2007. Previously, he served as Regional Director of Asia from 2005-2007, Senior Vice President of Asia for Standard Commercial Corporation from 2004-2005, and Regional Manager of Asia from 1999-2004. He has been with the Company and its predecessors for 27 years.

About Alliance One International
Alliance One International, Inc. (NYSE: AOI) is a leading independent leaf tobacco merchant serving the world's multinational cigarette manufacturers. Alliance One International, Inc. is the product of a merger of DIMON Incorporated and Standard Commercial Corporation in May 2005, bringing together 200 years of combined experience and expertise. For more information about Alliance One International, Inc., please visit the Company's website at www.aointl.com.

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